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TSYS(R) NEWS RELEASE
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For immediate release


Contacts:     Patrick Reynolds
              Director of Investor Relations
              (706) 649-4973

             Total System Services Announces Two-for-One Stock Split
                   Fourth Two-for-One Split in Ten-Year Period


     Columbus, Ga., March 29, 1996 -- Today, Total System Services, Inc. (TSYS) (NYSE - "TSS") announced a two-for-one stock split. The two-for-one stock split will be issued on April 22, 1996, to shareholders of record as of April 11, 1996.

     Commenting on the stock split,  TSYS Chairman of the Board and CEO, Richard
W. Ussery stated, "We are pleased to announce a two-for-one stock split. The market has recognized Total System Services as a unique, value-added company that consistently performs at the highest levels in our industry, handsomely rewarding our shareholders. This split, our fourth two-for-one in the last ten years, will increase the number of shares outstanding and better reflect the historical trading range of our stock."

     Headquartered in Columbus, Ga., TSYS is one of the world's largest credit, debit and private-label card processing companies, serving card issuing and acquiring institutions located throughout the United States, Puerto Rico, Canada and Mexico, representing more than 64 million cardholder and over 600,000 merchant accounts. TSYS provides a comprehensive on-line system of data processing services marketed as THE TOTAL SYSTEM(SM). TSYS' 1995 revenues totaled $249.7 million. The company is an 80.8 percent owned subsidiary of Synovus Financial Corp. (NYSE- "SNV"), a $7.9 billion asset, multi-financial services company that also includes 34 banking affiliates in four southeastern states, a full-service brokerage firm, a comprehensive trust services provider and a mortgage services company. # # #